As filed with the Securities and Exchange Commission on June 13, 2023

Registration No. 333-252359
Registration No. 333-264835

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-252359
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-264835

UNDER
THE SECURITIES ACT OF 1933

Tricida, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	46-3372526
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2108 N Street
Suite 4935
Sacramento, CA 95816
415-429-7800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Geoffrey M. Parker Chief Operating Officer and Chief Financial Officer Tricida, Inc. 2108 N Street Suite 4935 Sacramento, CA 95816 415-429-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service) Copies to:
Geoffrey W. Levin, Esq. Istvan A. Hajdu, Esq. Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Telephone: (212) 839-5300 Fax: (212) 839-5599

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Tricida, Inc., a Delaware corporation (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “SEC”):

1.	Registration Statement on Form S-3 (File No. 333-252359), declared effective with the SEC on March 22, 2021, registering up to $250,000,00 of shares of common stock, par value $0.001 per share, preferred stock, par value $0.001 per share, debt securities, warrants, units and rights to purchase common stock, preferred stock, debt securities or units.

2.
Registration Statement on Form S-3 (File No. 333-264835), declared effective with the SEC on March 22, 2021, registering up to $350,000,000 of shares of common stock, par value $0.001 per share, preferred stock, par value $0.001 per share, debt securities, warrants, units and rights to purchase common stock, preferred stock, debt securities or units

On January 11, 2023, the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Court”), thereby commencing a Chapter 11 case for the Company (Case No. 23-10024). On May 23, 2023, the Court entered an order confirming the Fifth Amended Chapter 11 Plan of Liquidation for Tricida, Inc. (the “Plan”). On June 12, 2023, the Plan became effective pursuant to its terms (the “Effective Date”).

In connection with the Plan, on the Effective Date, the Registrant terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California on June 13, 2023.

TRICIDA, INC.

By:	/s/ Geoffrey M. Parker
Geoffrey M. Parker
Chief Operating Officer, Chief Financial Officer and Executive Vice President

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the specified registration statements on Form S-3.